Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

NIPPON STEEL CORPORATION

ARTICLES OF INCORPORATION

OF

NIPPON STEEL CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.

The name of the Company shall be Nippon Seitetsu Kabushiki Kaisha. It shall be written in English NIPPON STEEL CORPORATION.

Article 2.

The objects of the Company shall be to carry on the following businesses:

(1)	manufacture and sale of iron and steel;

(2)	manufacture and sale of industrial machinery and facilities, steel structures, water supply related facilities, etc.;

(3)	contract work on civil engineering and construction, and design and supervision of construction of buildings;

(4)	manufacture and sale of chemical products, electronic components, etc.;

(5)	manufacture and sale of nonferrous metal, ceramics, carbon fibers, etc.;

(6)	engineering and consultation related to the use and development of computer systems;

(7)	freight transportation and warehousing;

(8)	supply of electric power, gas, heat and other energy;

(9)	disposal and recycling of waste;

(10)	trading, leasing and intermediation of real properties;

(11)	management of cultural, welfare, sport, training and other facilities; and

(12)	any and all other businesses incidental to the foregoing subparagraphs.

Article 3.

The Company shall have its principal office in Chiyoda-ku, Tokyo.

Article 4.

Public notices of the Company shall be given on the website. However, in cases where accidents or other unavoidable circumstances prevent the use of the website, they shall be given by inserting them in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

Article 5.

The total number of shares which the Company has authority to issue shall be 2,000,000,000.

Article 6.

1.	One hundred (100) shares of the Company shall constitute one (1) unit. A holder of one unit of shares shall have one vote at a general meeting of shareholders.

2.

A holder of shares constituting less than one (1) unit of shares (tangen) (hereinafter “less than one unit of shares”) of the Company may not exercise any rights other than those listed below with respect to such shares:

(1)	the rights listed in Article 189, Paragraph 2 of the Companies Act;

(2)	the right to be allotted shares and/or stock acquisition right which is offered by the Company to each shareholder in proportion to the number of shares held by such shareholder; and

(3)	the right set forth in the immediately subsequent paragraph.

3.

A holder of less than one unit of shares of the Company may require the Company to sell such number of shares that, combined with the less than one unit of shares held by such shareholder, constitute one unit of shares of the Company.

Article 7.

1.	The Company shall appoint a registration agent with respect to its shares.

2.	The registration agent and its place of business shall be designated by resolution of the Board of Directors and shall be notified publicly.

3.

The Company shall have its registration agent prepare, maintain, and administer the affairs related to, and the Company shall not for itself prepare, maintain, and administer the affairs related to, the Register of Shareholders and the Register of Stock Acquisition Rights.

Article 8.

Any matters relating to shares of the Company not provided for in the Articles of Incorporation shall be governed by the Regulations Relating to Shares prescribed by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 9.

The ordinary general meeting of shareholders of the Company shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened as the need arises.

Article 10.

Shareholders entitled to exercise the right at the ordinary general meeting of shareholders referred to in the preceding Article shall be those who are electronically recorded as having the voting rights in the latest Register of Shareholders of March 31 each year.

Article 11.

The general meeting of shareholders shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution by the Board of Directors.

Article 12.

1.

Resolution of the general meeting of shareholders shall be adopted by a majority vote of the shareholders present, unless otherwise provided for in the laws and regulations or the Articles of Incorporation.

2.

Resolution provided for in Article 309, Paragraph 2 of the Companies Act shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of two thirds or more of the votes of the shareholders present.

Article 13.

1.	Shareholders may exercise their rights to vote by appointing as proxy another shareholder of the Company who is entitled to exercise his or her voting rights.

2.

Any shareholder holding two or more voting rights who does not intend to exercise his or her voting rights in a uniform manner shall notify the Company in writing of such intention and the reason therefor at least three (3) days prior to the general meeting of shareholders.

Article 14.

The Company may, in convening a general meeting of shareholders, provide its shareholders with information required to be included or indicated in the reference materials for the general meeting of shareholders, the business report, the financial statements and consolidated financial statements by making such information available to shareholders electronically on the Internet in accordance with laws and regulations.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 15.

The Company shall have not more than twenty (20) Directors and a Board of Directors.

Article 16.

1.

Resolution of a general meeting of shareholders electing Directors shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

2.	Cumulative voting shall not be adopted for the election of Directors.

Article 17.

The term of office of a Director shall expire upon the conclusion of the next ordinary general meeting of shareholders convened following the assumption of office of such Director.

Article 18.

Any compensation, bonuses or any other financial benefits (collectively, the “Compensation”) payable to Directors by the Company in consideration for their performance of duties shall be determined by resolution of a general meeting of shareholders.

Article 19.

1.	The Board of Directors may, by resolution, appoint one (1) Chairman and one (1) President from among the Directors.

2.	The Board of Directors may, by resolution, appoint Vice Chairmen, Executive Vice Presidents and Managing Directors from among the Directors.

Article 20.

In convening a meeting of the Board of Directors, the notice to that effect shall be sent to each Director and each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 21.

The meeting of the Board of Directors shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 22.

In the event that a Director makes a proposal for an agenda item to be resolved at the Board of Directors and all Directors who are entitled to vote with respect to such item give consent in writing or electronically to such proposal, the Board of Directors shall be deemed to have approved by resolution such proposal, unless one or more Audit & Supervisory Board Members oppose such proposal.

Article 23.

1.	The Company may, by resolution of the Board of Directors, limit the liabilities of the Directors to the extent as provided in laws and regulations.

2.

The Company may, in accordance with laws and regulations, enter into an agreement with its Director (excluding Executive Directors and others) which limits the liability of such Director to the greater of an amount determined in advance by the Company which shall not be less than twenty million yen (¥20,000,000) and the sum of the amounts set forth in Article 425, Paragraph 1 of the Companies Act.

Article 24.

The Company may, where necessary, appoint Senior Advisors.

Article 25.

Any matters relating to the Board of Directors not provided for in the Articles of Incorporation shall be governed by the Regulations of the Board of Directors prescribed by the Board of Directors.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 26.

The Company shall have not more than seven (7) Audit & Supervisory Board Members and an Audit & Supervisory Board.

Article 27.

Resolution of a general meeting of shareholders electing Audit & Supervisory Board Members shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

Article 28.

The term of office of an Audit & Supervisory Board Member shall expire upon the conclusion of the ordinary general meeting of shareholders pertaining to the last business year which ends within four (4) years following the assumption of office of such Audit & Supervisory Board Member.

Article 29.

Any Compensation payable to Audit & Supervisory Board Members by the Company shall be determined by resolution of a general meeting of shareholders.

Article 30.

The Audit & Supervisory Board may, by resolution, elect Senior Audit & Supervisory Board Members from among the Audit & Supervisory Board Members.

Article 31.

In convening a meeting of the Audit & Supervisory Board, the notice to that effect shall be sent to each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 32.

1.	The Company may, by resolution of the Board of Directors, limit the liabilities of the Audit & Supervisory Board Members to the extent as provided in laws and regulations.

2.

The Company may, in accordance with laws and regulations, enter into an agreement with its Audit & Supervisory Board Member which limits the liability of such Audit & Supervisory Board Member to the greater of an amount determined in advance by the Company which shall not be less than twenty million yen (¥20,000,000) and the sum of the amounts set forth in Article 425, Paragraph 1 of the Companies Act.

Article 33.

Any matters relating to the Audit & Supervisory Board not provided for in the Articles of Incorporation shall be governed by the Regulations of the Audit & Supervisory Board prescribed by the Audit & Supervisory Board.

CHAPTER VI

ACCOUNTING AUDITOR

Article 34.

The Company shall have an accounting auditor.

CHAPTER VII

ACCOUNTING AND OTHER MATTERS

Article 35.

The business year of the Company shall be from April 1 each year to March 31 of the following year.

Article 36.

The Company may, by resolution of the Board of Directors, decide such matters as listed in Article 459, Paragraph 1 of the Companies Act, including but not limited to, distribution of its surplus and acquisitions of its own shares.

Article 37.

The Company may distribute its surplus to the shareholders or registered pledgees registered in the latest Register of Shareholders as of March 31, September 30 and such other date as determined by the Board of Directors.

Article 38.

The Company shall be relieved of its liability to pay the money to be distributed upon expiration of three (3) years after the tender of such payment.